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                                                                       EXHIBIT 3

                   AMENDED AND RESTATED INTERCOMPANY AGREEMENT

         AMENDED AND RESTATED INTERCOMPANY AGREEMENT dated as of _________ __, 1999, between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Corporation"), and Starwood Hotels & Resorts, a Maryland real estate investment trust (the "Trust").

         WHEREAS the Corporation and the Trust are parties to the Pairing Agreement dated as of June 25, 1980, as amended as of February 1, 1995 and as of January 2, 1998 (the "Original Agreement");

         WHEREAS the Corporation, the Trust and a wholly owned subsidiary of the Corporation ("Merger Sub") have entered into the Agreement and Plan of Restructuring dated as of September 16, 1998 (the "Restructuring Agreement");

         WHEREAS, pursuant to the Restructuring Agreement, on the date hereof Merger Sub is merging into the Trust (the "Merger"), whereupon the separate existence of Merger Sub will cease and the Trust will continue as the surviving entity;

         WHEREAS, by virtue of the Merger, each outstanding common share of beneficial interest, par value $.01 per share, of the Trust ("Old Trust Shares") will be converted into Class B shares of beneficial interest, par value $.01 per share, of the Trust ("Class B Shares"), and each outstanding common share of beneficial interest, par value $.01 per share, of Merger Sub will be converted into Class A shares of beneficial interest, par value $.01 per share, of the Trust ("Class A Shares");

         WHEREAS the Original Agreement provided, among other things, that the Old Trust Shares and the shares of common stock, par value $.01 per share, of the Corporation ("Corporation Shares") were paired, such that Old Trust Shares were transferable only with an equal number of Corporation Shares and vice versa;

         WHEREAS the Trust and the Corporation wish to cause the Class B Shares, and not the Old Trust Shares, to be attached to the Corporation Shares, so that Class B Shares are transferable only with an equal number of Corporation Shares and vice versa;

         WHEREAS, in order to provide for the Class B Shares to be attached to the Corporation Shares, and to make other necessary or appropriate changes, the Board of Trustees of the Trust and the Board of Directors of the Corporation have agreed to amend and restate the Original Agreement in its entirety in the form of this Agreement and directed that this Agreement be submitted to the shareholders of the Trust at the 1998 Annual Meeting of Shareholders of the

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Trust (the "Trust Meeting") and to the stockholders of the Corporation at the
1998 Annual Meeting of Stockholders of the Corporation (the "Corporation Meeting"); and

         WHEREAS this Agreement was duly approved by the shareholders of the Trust at the Trust Meeting and the stockholders of the Corporation at the Corporation Meeting;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree:

         1. On and after the Effective Time (as defined in the Restructuring Agreement):

         (a) except as provided in Section 10, the Class B Shares and the Corporation Shares shall not be transferable, and shall not be transferred on the books of the Trust or of the Corporation, respectively, unless in connection with such transfer the transferee acquires the same number of Class B Shares and Corporation Shares (each Class B Share and Corporation Share, as so attached, being together referred to as a "Unit");

         (b) upon presentation to the Trust's transfer agent of any certificate evidencing ownership of Old Trust Shares issued prior to June 25, 1980 duly endorsed for transfer or accompanied by a duly executed stock power, there shall be issued to the transferee a certificate or certificates evidencing both the number of Class B Shares into which the Old Trust Shares so transferred were converted in the Merger and the same number of Corporation Shares, and there shall be issued a certificate or certificates evidencing both the Class B Shares into which any Old Trust Shares not transferred were converted in the Merger and the same number of Corporation Shares; and

         (c) except as provided in Section 10, neither the Trust nor the Corporation shall issue or transfer or agree to issue or transfer any Class B Shares or Corporation Shares unless effective provision is made for the issuance or transfer to the same person of the same number of Class B Shares and Corporation Shares and unless the Trust and the Corporation agree on the manner and basis of allocating the consideration to be received between the Trust and the Corporation or on the payment by one entity to the other of cash or other consideration in lieu of a portion of such consideration.

         2. Except as provided in Section 10, each certificate issued after the Effective Time representing Corporation Shares shall have printed on its reverse side a certificate representing the same number of Class B Shares and shall be in a form satisfactory to The New York Stock Exchange. A legend shall be placed on the face or reverse side of each certificate representing ownership of Corporation Shares and Class B Shares issued on or after the Effective Time referring to the restrictions on transfer of the Class B Shares and the Corporation Shares set forth herein.


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         3. After the Effective Time, neither the Trust nor the Corporation shall issue any securities convertible into Class B Shares or Corporation Shares or issue rights or warrants to purchase such Class B Shares or Corporation Shares, unless both the Trust and the Corporation take action to the end that the outstanding Class B Shares and Corporation Shares will be attached to one another as Units as contemplated herein.

         4. If, after the Effective Time, either the Trust or the Corporation shall declare or pay any distribution consisting in whole or in part of Class B Shares or Corporation Shares, or subdivide, combine or otherwise reclassify such Class B Shares or Corporation Shares (each, a "Unit Adjustment Event"), the number and the classes of securities comprising a Unit shall be adjusted such that each Unit shall consist of the number of Class B Shares, the number of Corporation Shares and the number of any other shares of beneficial interest in the Trust or shares of stock of the Corporation that a holder of a Unit would have held or have been entitled to receive after giving effect to such Unit Adjustment Event.

         5. After the Effective Time, neither the Trust nor the Corporation will be a party to any merger, consolidation, sale of assets, liquidation or other form of reorganization pursuant to which either the Class B Shares or the Corporation Shares are converted, redeemed or otherwise changed unless the other entity either is also a party to such transaction or waives its right hereunder to be such a party.

         6. The Trust and the Corporation agree to appoint the same banks or trust companies as transfer agents and the same banks or trust companies as registrars for the Class B Shares and the Corporation Shares.

         7. The Trust and the Corporation shall use their best efforts to effect (in the case of the Class B Shares) and to maintain the listing of the Class B Shares and Corporation Shares on The New York Stock Exchange.

         8. This Agreement may be amended by action of the Trustees of the Trust and the Board of Directors of the Corporation without the consent of any holder of Units or of any other person; provided, however, that no such amendment may materially and adversely affect the rights of the holders of the Class B Shares contemplated by Section 10 (or this Section 8) without the prior approval of the holders of a majority of the then outstanding Class B Shares.

         9. In the event that (x) the Trust issues Excess Trust Shares, par value $.01 per share, or Excess Trust Preferred Shares, par value $.01 per share, of the Trust ("Excess Shares") or the Corporation issues shares of Excess Common Stock, par value $.01 per share, or Excess Preferred Stock, par value $.01 per share, of the Corporation ("Excess Stock"), and (y) the shares of beneficial interest in the Trust and the shares of stock of the Corporation which were converted into such Excess Shares and such Excess Stock, respectively, comprised a Unit immediately prior to such conversion, then in addition to, and not in any respect in limitation of,


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the provisions of the Declaration of Trust of the Trust and the charter of the
Corporation (as each may be amended from time to time):

         (i) such Excess Shares and such Excess Stock shall not be transferable, and shall not be transferred on the books of the Trust or of the Corporation, respectively, unless in connection with such transfer the transferor transfers and the transferee acquires a number of Excess Shares and a number of shares of Excess Stock in a 1:1 proportion (or, from and after the occurrence of a United Adjustment Event, in such proportion as shall equal the proportion of Class B Shares and Corporation Shares then comprising a Unit);

         (ii) neither the Trust nor the Corporation shall issue or transfer or agree to issue or transfer any Excess Shares or Excess Stock unless effective provision is made for the issuance or transfer to the same person of a number of Excess Shares and a number of shares of Excess Stock in a 1:1 proportion (or, from and after the occurrence of a Unit Adjustment Event, in such proportion as shall equal the proportion of Class B Shares and Corporation Shares then comprising a Unit); and

         (iii) each certificate evidencing Excess Stock shall have printed on its reverse side a certificate evidencing the appropriate number of Excess Shares. A legend shall be placed on the face or reverse side of each certificate evidencing ownership of Excess Shares and Excess Stock referring to the restrictions on transfer of the Excess Shares and Excess Stock set forth herein.

         10. If a Tax Event, a Creditor Event or any Other Event (each as defined below) shall occur and be continuing, or at any time after the date that is five years after the Effective Time, the Corporation, at its sole option, but solely in accordance with the Declaration of Trust of the Trust (as it may be amended from time to time), will have the right to exchange (the "Exchange Right") for all or any portion of the outstanding Class B Shares cash, Corporation Shares, or other property with a fair market value, in the good faith judgment of the Board of Trustees of the Trust, at least equal to the fair market value of the Class B Shares being exchanged. Notwithstanding anything to the contrary contained in this Agreement, (i) upon exercise of the Exchange Right, the Corporation may acquire Class B Shares without acquiring any Corporation Shares; (ii) any Class B Shares acquired by the Corporation upon exercise of the Exchange Right may be transferred (and may be transferred by any transferee of such Class B Shares) without any requirement that the transferee acquire any Corporation Shares; and (iii) in connection with the exercise of the Exchange Right, the Corporation may issue Corporation Shares without any requirement that the Trust issue any Class B Shares. In connection with the exercise of the Exchange Right, the Board of Directors of the Corporation, in its sole discretion and without the consent of the Trustees of the Trust or the holders of Units, may amend this Agreement to provide for any adjustments to the number and the classes of securities comprising a Unit that it deems necessary or appropriate.


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         "Tax Event" shall mean (i) the good faith determination by the Board of
Trustees of the Trust, after consultation with counsel experienced in such matters, that, as a result of any amendment to, or change in (including any enacted prospective amendment or change), the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the Effective Time, there is a substantially increased likelihood that (A) dividends payable by the Trust are not, or within 90 days after the date of such determination, will not be, deductible by the Trust, in whole or in part, for United States federal income tax purposes, or
(B) the Trust is not, or within 180 days after the date of such determination will not be, taxable as a "real estate investment trust" for United States federal income tax purposes (a "REIT") or (ii) the Trust revokes or terminates or states its intention to revoke or terminate its election to be taxed as a REIT.

         "Creditor Event" shall mean the occurrence of one or more material defaults (whether or not any applicable cure period has expired), as determined in good faith by the Board of Directors of the Corporation or the Board of Trustees of the Trust, under any agreement or instrument governing a material amount of indebtedness of the Trust, the Corporation or any of their subsidiaries, including, without limitation, the Credit Agreement, dated as of February 23, 1998, among the Corporation, the Trust, the Realty Partnership and ITT, certain additional borrowers, various lenders and Lehman Brothers Commercial Paper Inc., as Syndication Agent, and Bankers Trust Company and The Chase Manhattan Bank, as Administrative Agents, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding or deleting subsidiaries of the Corporation or the Trust as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "Other Event" shall mean any of the following: (i) the consummation of any public offering or distribution of equity securities of the Trust (other than as Units), (ii) the consummation of any transaction or series of transactions that results in the Corporation beneficially owning securities carrying less than 50% of the aggregate voting power of all the outstanding voting securities of the Trust, (iii) consummation by the Corporation of any transaction or series of related transactions in which stock of the Corporation or securities convertible into or exchangeable or exercisable for stock of the Corporation are issued, if the stock of the Corporation has or will have upon issuance voting power or value equal to or in excess of 20% of the voting power or value, respectively, of the stock of the Corporation outstanding before the issuance of such stock of the Corporation or securities convertible into or exchangeable or exercisable for stock of the Corporation or (iv) any change (including any prospective change) after the Effective Time in the accounting principles applicable to the


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preparation of the financial statements filed by the Trust or the Corporation with the Securities and Exchange Commission that, in the good faith determination of the Board of Trustees of the Trust or the Board of Directors of the Corporation, respectively, has or would have a material adverse effect on the Trust or the Corporation in the event the Exchange Right were not exercised, but which effect would be mitigated by such exercise.

         11. This Agreement, except for the provisions of Section 8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                                       STARWOOD HOTELS & RESORTS

                                                       By:

                                                       STARWOOD HOTELS & RESORTS
                                                       WORLDWIDE, INC.

                                                       By:


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